AMENDMENT NUMBER 2 TO
                           TOP AIR MANUFACTURING, INC.
                                STOCK OPTION PLAN



         WHEREAS, Top Air Manufacturing, Inc. ("Company") has heretofore adopted the Top Air Manufacturing, Inc. Stock Option Plan (the "Plan") effective November 6, 1992; and

         WHEREAS, Article VIII of the Plan permits the amendment thereof by the Board of Directors of the Company (the "Board"); and

         WHEREAS, effective October 1, 1995, the Board authorized and the Company adopted an Amendment to the Plan; and

         WHEREAS, the Board has this date authorized a further amendment to the Plan to increase the aggregate number of shares of stock which may be issued under the Plan;

         NOW, THEREFORE, the Plan is hereby amended by deleting the first sentence of Article III of the Plan and substituting the following in lieu thereof:

                  "The aggregate number of shares of stock which may be issued under the Plan shall not exceed four hundred twenty-five thousand (425,000)."

         This Amendment shall be effective as of the date hereof with respect to all options granted under the Plan.

         IN WITNESS WHEREOF, the Company has caused the Amendment to be executed this 4th day of March, 1997.


                                          TOP AIR MANUFACTURING, INC.



                                          By:    /s/ Steven R. Lind
                                          Title: President